UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   James E. Rohr

The PNC Financial Services Group, Inc.
One PNC Plaza, 249 Fifth Avenue
   PA, Pittsburgh 15222-2707
2. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   1/30/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
$5 Par Common Stock |1/30/ |      |M   | |65000             |A  |43.8577    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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$5 Par Common Stock |1/30/ |      |S   | |35000             |D  |43.65      |                   |D     |                           |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock |1/30/ |      |S   | |20000             |D  |44.15      |                   |D     |                           |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock |1/30/ |      |S   | |10000             |D  |44.00      |322634             |D     |                           |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock |      |      |    | |                  |   |           |25285              |I     |401(K)Plan                 |
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$5 Par Common Stock |      |      |    | |                  |   |           |400                |I 2   |Custodian Account/PUTMA    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Phantom Stock|        |12/31/ |      |A   |V|95         |A  |     |     |$5 Par Commo|95     |       |8889        |I  |Deferred Com|
 Unit (1-for-|        |2002   |      |3   | |           |   |     |     |n Stock     |       |       |            |   |pensation Pl|
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |an          |
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Phantom Stock|        |12/31/ |      |A   |V|1021       |A  |     |     |$5 Par Commo|1021   |       |36998       |I  |Supplemental|
 Unit (1-for-|        |2002   |      |4   | |           |   |     |     |n Stock     |       |       |            |   | ISP        |
1)           |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|29.25   |1/30/ 2|      |M   | |65000      |D  |12/16|12/16|$5 Par Commo|65000  |       |0           |D  |            |
k Option (Rig|        |003    |      |    | |           |   |/94  |/03  |n Stock     |       |       |            |   |            |
ht-to-Buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Sale pursuant to cashless exercise of employee stock options.
2. The reporting person disclaims ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
3. Phantom stock units received as dividend equivalents under the PNC Deferred
Compensation Plan.
4. The reported phantom stock units were acquired under PNC's Supplemental
Incentive Savings Plan during 2002 and will be settled in cash when the reporting person ceases to be a Plan participant.
SIGNATURE OF REPORTING PERSON
James E. Rohr
Mark C. Joseph, Attorney-In-Fact for James E. Rohr